Exhibit 10r-5

AMENDMENT NO. 5 TO SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

As of May 12, 2006

Summary of Director and Executive Officer Compensation, amended as of May 9, 2005, August 10, 2005, February 22, 2006 and March 31, 2006, is hereby further amended:

I. DIRECTOR COMPENSATION.

The following table sets forth the rates of compensation for non-employee directors that became effective on April 1, 2006.

Annual Retainer

Audit Committee Chairperson*	$45,000
Compensation and Organization Committee Chairperson	$42,500
Lead Director*	$50,000
Nominating and Governance Committee Chairperson	$40,000
Finance Committee Chairperson	$40,000
Safety and Environment Committee Chairperson	$38,500
Each Other Non-Employee Director	$35,000

* Robert G. Paul, who is Chairperson of the Audit Committee as well as Lead
Director, on an annualized basis, receives an annual retainer of $60,000 ($35,000 as a Non-Employee Director, an additional $10,000 as Chairperson of the Audit Committee, and an additional $15,000 as Lead Director).

Board Meeting Attendance Fees

Non-Employee Directors $1,500

Committee Meeting Attendance Fees

Committee Chairpersons	$1,500
Committee Members	$1,000

Telephone Meetings	50% of the fee entitled had the meeting been held in person

Under the 2005 Equity Compensation Plan (the “2005 Plan”), the annual retainer for non-employee directors is paid semi-annually in shares of Rogers Corporation (“Rogers”) capital stock, with the number of shares of stock granted based on their then fair market value (pro-rated to reflect directors joining the Board after the beginning of the year, as in the case of Carol R. Jensen, who joined the Board in February 2006). Stock options are also granted to each non-employee director twice a year. Currently, such semi-annual stock option grants are for 2,250 shares (also pro-rated, as in the case of Ms. Jensen) each with an exercise price equal to the fair market value of a share of Rogers capital stock as of the date of grant. Such options are immediately exercisable and expire ten years from the date of grant.

On a yearly basis, non-employee directors can choose whether to receive their meeting fees in cash, stock or a combination thereof. In addition, under Rogers Voluntary Deferred Compensation Plan for Non-Employee Directors, such individuals may elect to defer all or a portion of their annual retainer and meeting fees, regardless of whether such amounts would have been paid in cash or in Rogers capital stock.

For 2006, certain of Rogers' non-employee directors made the following elections:

Eileen S. Kraus: Receive meeting fees in Rogers stock on a current basis.

Gregory B. Howey: Defer receipt of Rogers stock for the annual retainer. Receive meeting fees in Rogers stock, but defer receipt.

William E. Mitchell: Defer receipt of Rogers stock for the annual retainer.

Rogers' other non-employee directors, Leonard M. Baker, Charles M. Brennan, III, Walter E. Boomer, Edward L. Diefenthal, Leonard R. Jaskol, Carol R. Jensen, and Robert G. Paul by not making any special election, will receive Rogers stock for the annual retainer on a current basis (as will Ms. Kraus) and will receive their meeting fees in cash on a current basis (as will Mr. Mitchell).

II. EXECUTIVE COMPENSATION.

The following table sets forth the base salaries provided to the current executive officers of Rogers as of the dates shown below.

Executive Officer	Annual Salary 4/1/05	Annual Salary 3/20/06	Annual Salary Effective 5/29/06 (2)

Robert D. Wachob	$416,338	$433,004	$433,004
President and Chief Executive Officer

Dennis M. Loughran
Vice President Finance and Chief Financial Officer	N.A. (1)	$260,000	$260,000

Robert C. Daigle	$214,006	$224,718	$225,524
Vice President, R&D
Chief Technology Officer

John A. Richie	$190,762	$198,380	$201,032
Vice President, Human Resources

Robert M. Soffer	$181,584	$188,838	$193,362
Vice President, Treasurer and Secretary

Paul B. Middleton	$178,126	$185,250	$186,056
Corporate Controller

(1) Mr. Loughran was appointed Vice President Finance and Chief Financial Officer effective February 1, 2006.

(2) Effective May 29, 2006, the annual base salaries of Messrs. Daigle, Richie, Soffer and Middleton will be increased in order to offset a decrease in their automobile and gasoline allowance.

Executive Officers are also eligible to receive a bonus each year under the Rogers Annual Incentive Compensation Plan. The Annual Incentive Compensation Plan has target bonuses of 60% to 75% of base salary for the CEO, and between 25% and 45% for the other executive officers, including the other current executive officers. Actual bonuses may vary from 0% to 300% of the target bonuses depending on performance relative to annual profit improvement objectives. These amounts are determined by the performance of Rogers (Net Income Per Share) and each division (Division Profit) versus the annual objectives. In general, the broader the responsibility of the executive, the larger the portion of his or her award which is based upon corporate, rather than divisional results; the corporate portion is 100% of the consideration for the current executive officers. For 2005, overall corporate performance did not exceed last year’s results, which is the bonus threshold, and, as a result, none of the current executive officers received a bonus. However, Mr. Middleton received a 2005 $20,000 bonus for his work as Acting Chief Financial Officer.

III. A. EXECUTIVE OFFICER STOCK OPTION GRANTS.

Executive officers of Rogers are eligible to receive stock option grants each year, based on the individual's level in the organization, the same performance criteria used to determine salary adjustments, the number of shares granted in prior years and the total number of shares available for grants. These criteria are not weighted. Options generally have an exercise price equal to at least the fair market value of the Rogers stock as of the date of grant. Regular options generally have a ten-year life and generally vest in one-third increments on the second, third and fourth anniversary dates of the grant. Options granted to these executives in 2005 had a special vesting schedule and selling restriction. All such 2005 options were immediately vested upon grant, but any options exercised during the first four years after the grant date cannot be sold while the individual is still actively employed by Rogers. Termination of employment because of retirement, or for other reasons, may shorten the vesting schedule and expiration date.

Option grants made to current executive officers in 2005 are as shown in the following table:

Executive Officer	2005 Option Grants (1) (in shares)

Robert D. Wachob	40,000
President and Chief Executive Officer

Dennis M. Loughran	N.A. (2)
Vice President Finance and
Chief Financial Officer

Robert C. Daigle	17,000
Vice President, R&D
Chief Technology Officer

John A. Richie	17,000
Vice President, Human Resources

Robert M. Soffer	12,000
Vice President, Treasurer and Secretary

Paul B. Middleton	12,000
Corporate Controller

(1) The exercise price of all options was $34.83 per share.

(2) Mr. Loughran was appointed Vice President Finance and Chief Financial Officer effective February 1, 2006.

On either February 15 or 16, 2006, the Compensation and Organization Committee of the Board of Directors approved grants of stock options for the following executive officers:

Executive Officer	Number of Shares in Non-Qualified Stock Option Grant	Number of Shares in Incentive Stock Option Grant

Robert D. Wachob	33,500	4,000
President and Chief Executive
Officer

Dennis M. Loughran	9,000	6,000
Vice President Finance and
Chief Financial Officer

Robert C. Daigle	2,600	6,000
Vice President, R&D
Chief Technology Officer

John A. Richie	1,900	6,000
Vice President, Human Resources

Robert M. Soffer	0	5,750
Vice President, Treasurer and
Secretary

Paul B. Middleton	0	5,750
Corporate Controller

All of the above non-qualified stock options and incentive stock options to purchase, for up to ten years (unless previously terminated), shares of common stock, were granted at an exercise price of $48.00 per share, except in the case of Mr. Wachob, whose exercise price was $47.98 per share. The options granted to Messrs. Loughran, Daigle, Middleton, Richie and Soffer vest in one-third increments on the second, third and fourth anniversary of the grant date, February 15, 2006. The options granted to Mr. Wachob vest as follows: (i) the incentive stock option vests as to 2,000 shares on February 16, 2009 and 2,000 shares on February 16, 2010; and (ii) the non-qualified stock option vests as to 12,500 shares on February 16, 2008, 10,500 shares on February 16, 2009, and 10,500 shares on February 16, 2010. Collectively, Mr. Wachob's incentive stock options and non-qualified stock options vest in one-third increments.

III. B. EXECUTIVE OFFICER RESTRICTED STOCK GRANTS.

As of April 28, 2005, executive officers became eligible to receive various types of equity awards including, but not limited to, restricted stock grants.

On February 15, 2006, Dennis M. Loughran, Rogers’ Vice President Finance and Chief Financial Officer, was awarded 2,500 shares of restricted Common Stock, at a purchase price of $0 and which vest completely on the third anniversary date of the grant.

On March 16, 2006, the Compensation and Organization Committee (the “Committee”) of the Board of Directors approved awards of restricted stock to certain executive officers (the "2006 Awards"). The 2006 Awards are subject to the achievement of a pre-established performance goal relating to the cumulative annual growth in earnings per share of Rogers capital stock during fiscal years 2006, 2007 and 2008 as set by the Committee. No shares of restricted stock will be issued unless and until such performance goal is met. The 2006 Awards will vest pursuant to the performance goal established for the 2006 Awards.

The 2006 Awards were granted to the following executive officers:

Executive Officer	Target Number of Shares

Robert D. Wachob	7,000
President and Chief Executive Officer

Robert C. Daigle	1,600
Vice President, R&D
Chief Technology Officer

John A. Richie	1,450
Vice President, Human Resources

Robert M. Soffer	1,050
Vice President, Treasurer and
Secretary

Paul B. Middleton	1,050
Corporate Controller

The exact number of shares of restricted stock that will be issued to each of the executive officers listed above will depend upon where the actual performance achieved during fiscal years 2006, 2007 and 2008 falls on a performance scale set by the Committee, which ranges from 0% to 200% of the target number of shares specified above.

IV. RETIREMENT PLANS.

Rogers also maintains the Rogers Corporation Defined Benefit Pension Plan (the "Pension Plan"), for which the current executive officers are eligible. The Pension Plan Table below reflects estimated annual benefits payable at age 65, the normal retirement age, at various compensation levels and years of service pursuant to Rogers' non-contributory defined benefit pension plans for domestic salaried employees.

Annual Pension Benefits (1) (2)

Final Average	Years of Service
Earnings (3)	5 years	10 years	15 years	20 years	25 years	30 years

$125,000	$9,980	$19,950	$29,930	$39,910	$49,880	$59,860
150,000	12,160	24,330	36,490	48,660	60,820	72,980
175,000	14,350	28,700	43,050	57,410	71,760	86,110
200,000	16,540	33,080	49,620	66,160	82,700	99,230
225,000	18,730	37,450	56,180	74,910	93,630	112,360
250,000	20,910	41,830	62,740	83,660	104,570	125,480
275,000	23,100	46,200	69,300	92,410	115,510	138,610
300,000	25,290	50,580	75,870	101,160	126,450	151,730
325,000	27,480	54,950	82,430	109,910	137,380	164,860
350,000	29,660	59,330	88,990	118,660	148,320	177,980
375,000	31,850	63,700	95,550	127,410	159,260	191,110
400,000	34,040	68,080	102,120	136,160	170,200	204,230
425,000	36,230	72,450	108,680	144,910	181,130	217,360
450,000	38,410	76,830	115,240	153,660	192,070	230,480
475,000	40,600	81,200	121,800	162,410	203,010	243,610
500,000	42,790	85,580	128,370	171,160	213,950	256,730

(1)	Benefits are calculated on a single life annuity basis.
(2)
Federal law limits the amount of benefits payable under tax-qualified plans, such as the Rogers Corporation Defined Benefit Pension Plan. Rogers has adopted a non-qualified retirement plan (the “Pension Restoration Plan”) for: (i) the payment of amounts to all plan participants who may be affected by such federal benefit limitations and other plan provisions; and (ii) the payment of supplemental amounts to certain senior executives specified by the Compensation and Organization Committee of the Board of Directors. In general, the total pension benefit due an individual will be actuarially equivalent to the amount calculated under Rogers’ qualified pension plan as if such federal benefit limitations did not exist, as if covered compensation included amounts deferred under a deferral plan, and for certain senior executives specified by the Compensation and Organization Committee of the Board of Directors, as if covered compensation included bonuses paid on or after January 1, 2004, as described in footnote 3 below. Accordingly, the benefits shown have not been reduced by such limitations or provisions.

(3)
Final average earnings is the average of the highest consecutive five of the last ten years’ annual earnings as of June 1 of each year. Covered compensation includes only salary, whether or not deferred under a deferral plan, and for certain senior executives over age 55 that have been specified by the Compensation and Organization Committee of the Board of Directors, including Messrs. Wachob, Richie, and Soffer, covered compensation under the Pension Restoration Plan also includes bonuses paid on or after January 1, 2004, and will include bonuses paid before January 1, 2004 in the event of their death, disability, or termination of employment that results in the payment of severance. If there is a change in control of Rogers, covered compensation under the Pension Restoration Plan for these senior executives and for certain additional senior executives that have been specified by the Compensation and Organization Committee of the Board of Directors will also include bonuses paid before January 1, 2004. If there is a change in control of Rogers, the Pension Restoration Plan provides that benefits payable under such plan shall be reduced to an amount so that such benefits would not constitute so-called “excess parachute payments” under applicable provisions of the Internal Revenue Code of 1986. As of January 1, 2006, the five-year average earnings for Messrs. Wachob, Daigle, Richie and Soffer, and their estimated years of credited service are: Mr. Wachob, $341,271 and 23 years; Mr. Daigle, $186,857 and 18 years; Mr. Richie, $173,768 and 28 years and Mr. Soffer, $166,728 and 27 years. As of January 1, 2006, in the case of Mr. Middleton, earnings for calculating his pension would currently be based on average earnings of $164,652 and four years of service.

V. TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS.

Rogers’ severance policy for regular, full-time salaried employees provides, in general, for continuation of salary payments, health insurance and certain other benefits for employees whose employment has been involuntarily terminated. The number of weeks of salary and benefits continuance is based on length of service. The policy may be amended, modified or terminated at any time by Rogers, except in the case of the executive officers of Rogers as of November 1991. Such officers may elect the benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time each such individual’s employment terminates. The right of executive officers to make such an election may be cancelled by Rogers or the executive on three years written notice. Messrs. Wachob and Soffer would be entitled to 78 weeks of salary and benefit continuance upon termination of employment covered by the policy in effect in November 1991.

The board of directors determined that it would be in the best interests of Rogers to ensure that the possibility of a change in control of Rogers would not interfere with the continuing dedication of Rogers executive officers to their duties to Rogers and its shareholders. Toward that purpose, Rogers has agreements with its Chief Executive Officer and its other four most highly compensated executive officers as of January 1, 2006 as well as with the other executive officer of Rogers which provide certain severance benefits to them in the event of a termination of their employment during a 36 month period following a change in control, as defined in the agreements. The initial term of each agreement is three years and the term is automatically extended for additional one-year periods each anniversary date of the agreements, unless either party objects to such extension. If within a 36 month period following a change in control, an executive’s employment is terminated by Rogers without cause, as defined in the agreements, or if such executive resigns in certain specified circumstances, then the executive is generally entitled to the following severance benefits: (i) twice his annual base salary plus bonus; (ii) two years of additional pension benefits; and (iii) the continuation of health and life insurance plans and certain other benefits for up to two years. The agreements provide that severance and other benefits be reduced to an amount so that such benefits would not constitute so-called “excess parachute payments” under applicable provisions of the Internal Revenue Code of 1986.